Exhibit 10.3

EMPLOYMENT AND EDUCATIONAL LEAVE AGREEMENT

D3 Technologies Inc., a California corporation ("Corporation"), a wholly owned subsidiary of LMI AEROSPACE, INC., ("Parent") a Missouri corporation, and Ryan P. Bogan ('the Employee") hereby agree as follows:

1.             Employment. The Corporation hereby employs the Employee, and the Employee accepts employment from the Corporation, upon the terms and conditions hereinafter set forth. Any and all employment agreements heretofore entered into between the Corporation and the Employee are hereby terminated and cancelled, and each of the parties hereto mutually releases and discharges the other from any and all obligations and liabilities heretofore or now existing under or by virtue of any such employment agreements, it being the intention of the parties hereto that this Agreement, effective immediately, shall supersede and be in lieu of any and all prior employment agreements between them

2.             Term of Employment.

(A)           The term of the Employee's employment under this Agreement shall commence on January 1, 2011 and shall terminate on January 1, 2012; and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

(1)            Upon the termination of the business or corporate existence of the Corporation;

(2)            At the Corporation's option, in the event the Corporation determines that the Employee is not performing the duties required of him hereunder to the satisfaction of the Corporation;

(3)            Upon the death of the Employee;

(4)            At the Corporation's option, if employee shall suffer a permanent disability. (For the purposes of this Agreement, "permanent disability" means any physical or mental impairment that renders the Employee unable for a period of six (6) months or more to perform the essential job functions of his position, even with reasonable accommodation, as determined by a physician selected by the Corporation.) The Employee acknowledges and agrees that he shall voluntarily submit to a medical or psychological examination for the purpose of determining his continued fitness to perform the essential functions of his position whenever requested to do so by the Corporation. If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Employee or his representative in writing and the termination shall become effective on the date that such notification is given;

(5)            At the Corporation's option, upon ten (10) calendar days' written notice to the Employee, in the event of any breach or default by the Employee of any of the terms of this Agreement or of any of the Employee's duties or obligations hereunder. In lieu of providing ten (10) calendar days' advance written notice, the Corporation, at its sole option, may terminate the Employee's services immediately and pay him an amount that is equivalent to ten (10) calendar days of his salary, less any deductions required by law;

(6)            At the Corporation's option, without any advance notice, in the event that the Employee engages in conduct which, in the opinion of the Corporation, (1) constitutes dishonesty of any kind (including, but not limited to. any misrepresentation of facts or falsification of records) in the Employees relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) potentially may or will expose the Corporation to public disrepute or disgrace, or potentially may or will cause harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes harassment or discrimination towards any person associated with the Corporation, whether an employee, agent or customer, based upon that person's race, color, national origin, sex, age, disability, religion, or other protected status; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation's premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal drug use while, on the Corporation's premises or while acting on the Corporation's behalf; or (7) constitutes a willful violation of any governmental rules or regulations; or

(7)            At the Employee's option, after providing the Corporation, with at least thirty (30) calendar days advance written notice of his intention to terminate the employment relationship.

If employment is terminated for any of the reasons set forth in (3) through (7) of this subsection 2(A), the Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of the termination and shall be ineligible to receive any additional compensation or severance pay. If, on the other hand, employment is terminated by the Corporation during the term of this Agreement for any reason other than those set forth in (3) through (7) of this subsection 2(A), subject to the conditions set forth in subsections 2(C) and (D) of this Agreement, the Corporation shall provide severance pay to the Employee in an amount based upon his length of service with the Corporation. Specifically, the Corporation shall provide the Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date or his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as or the date of his termination.

(B)           If employment is terminated in conjunction with a change in the control of the Corporation or the Parent, the Corporation will provide the Employee with severance pay under the circumstances specified in (I) and (2) of this subsection 2(B), and the conditions set forth in subsections 2(C) and (D) of this Agreement. For the purposes of this Agreement, a "Change in Control" is defined as the sale of substantially all of the operating assets of the Corporation or the Parent, the acquisition of more than fifty percent (50%) of the stock of the Corporation or Parent by a group of shareholders or an entity which acquires control of the Corporation or Parent (a "Purchaser"), or a merger or consolidation of the Corporation or Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation.

(1)            If the Change in Control results in the involuntary termination of the Employee or results in the Employee electing within nine (9) months from the date of the Change in Control to terminate his employment for Good Reason (as defined in subsection 2(E)), the Corporation shall provide the Employee, with severance pay in an amount that is equal to two and one-half times his annual Base Salary and shall pay the Employee any reasonably anticipated Performance Bonus for the fiscal year in which he was terminated on a prorated basis.

(2)            If the Employee voluntarily terminates his employment without Good Reason (as defined in subsection 2(E)) within ninety (90) days after the Change in Control, the Corporation shall provide the Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as of the date of Employee's termination.

(C)           The severance pay provided for in subsections 2(A) and 2(B) of this Agreement shall be paid in equal monthly installments commencing immediately after the termination. Notwithstanding the foregoing, if at the time of the Employee's termination, the Employee is considered a 'specified employee' within the meaning of Section 409A(a)(2) of the Code, and if any payment that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A of the code, then no such payment shall be payable prior to the date that is earlier of (1) six months and one day after employee's termination, or (2) the Employee's death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for application of this provision.

(D)           Notwithstanding anything to the contrary, (i) the amount of severance pay provided under this Agreement shall not under any circumstances exceed the limitations set forth in § 280G of the Code, and (ii) the Corporation's obligation to pay the severance pay provided for in this Section 2 shall be conditioned on the Employee's execution of a written release satisfactory to the Corporation.

(E)            For the purposes of subsection 2(B), "Good Reason" shall mean the occurrence of any of the following events: (1) a significant reduction of the Employee's duties, authority or responsibilities relative to the Employee's duties, authority or responsibilities as in effect immediately prior to such reduction; (2) the Purchaser requiring the Employee to relocate his primary work office to a facility or location more than fifty (50) miles from the Employee's then- present location; or (3) the Purchaser refusing to offer full time employment to the Employee on terms comparable to those provided by the Corporation prior to the acquisition.

3.             Compensation.

(A)           The Employee's Base Salary shall be One Hundred Ninety-Four Thousand, and Twenty-Six Dollars ($194,026), less any authorized or required payroll deductions. Thereafter, as long as this Agreement remains in effect, the annual Base Salary that the Corporation shall pay to the Employee for his services rendered hereunder will he One Hundred Ninety Four Thousand, and Twenty-Six Dollars ($194,026) less any authorized or required payroll deductions. Payment of this salary will be made in accordance with the payroll policies of the Corporation in effect from time to time.

(B)           The Employee acknowledges his understanding that notwithstanding anything to the contrary set forth in this Section 3 or otherwise herein, any performance bonus constituting "incentive based compensation," for purposes of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") or any other compensation paid to the Employee hereunder that constitutes "incentive based compensation" shall be subject to recoupment pursuant to Section 954 of the Dodd-Frank Act and the Corporation's Policy for Recoupment, a copy of which is attached hereto as Exhibit A, as such policy may be modified from time to time to comply with Section 954 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder.

4.             Duties of the Employee.

(A)           During the term of this Agreement, the Employee's primary responsibility shall be the completion of his Executive MBA degree at TRIUM and it is hereby understood and agreed that he shall be granted leave for this purpose during this period ("Educational Leave").

(B)           The Employee shall continue in the position of Chief Executive Officer for the Corporation or in such other positions as may be determined by the Board of Directors of the Parent, and the Employee shall perform such duties on behalf of the Corporation and Parent and any subsidiaries of the Corporation or Parent, by such means, at such locations (subject to subsection 2(E)(2)), and in such manner as may be specified from time to time by the officers or Board of Directors of the Parent, to the extent consistent with Section 4(A), above.

(C)           The Employee, agrees to abide by and conform to all rules established by the Corporation applicable to its employees.

(D)           The Corporation and the Employee acknowledge that during the Educational Leave, the Corporation will not require that the Employee work as a full-time employee. Rather, the Employee will devote only so much of the Employee's time, attention and energies to the business of the Corporation as reasonably requested by the Corporation consistent with his Educational Leave. The Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the CEO of the Parent.

5.             Expenses. During the period of the Employee's employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse the Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by the Employee in the interest of the business of the Corporation. The Corporation shall also reimburse the Employee for automobile expenses incurred by the Employee in the performance of the Employees duties hereunder. The amount of such reimbursement shall be in accordance with the automobile expense reimbursement policy adopted (and as it may be modified from time to time) by (he Parent's Board of Directors. All such expenses paid by the Employee will be reimbursed by the Corporation upon presentation by the Employee, from time to time (but not less than quarterly), of an itemized account of such, expenditures in accordance with the Corporation's policy for verifying such expenditures.

6.              Fringe Benefits.

(A)           The Employee shall be entitled to participate in any health, accident and life insurance program and other benefits which have been or may be established by the Corporation on the same basis as other salaried employees of the Corporation.

(B)           The Employee shall be entitled to an annual vacation without loss of compensation for such period as is consistent with the Corporation's vacation policy (as may be modified from time to time).

(C)           The Corporation shall furnish to the Employee during the term of his employment an automobile selected by the Corporation to aid the Employee in the performance of his duties. Upon agreement of the Corporation and the Employee, the Corporation may, in lieu of the automobile, provide the Employee with a Six Thousand Dollar ($6,000.00) annual automobile allowance.

(D)           Tuition Assistance and Reimbursement.

(1)            Tuition Assistance. The Corporation shall pay up to a total amount of One Hundred Twenty Six Thousand Dollars ($126,000.00) to the Employee as reimbursement for tuition and in addition to such tuition amounts, reimburse the Employee directly for certain fees and expenses related the Employee's Educational Leave (the "Tuition Assistance").

(2)            Tax Consequences of Assistance. The Tuition Assistance to be paid pursuant to this Agreement is intended to constitute a working condition fringe under Internal Revenue Code Section 132(d) and, as such, the Tuition Assistance will be treated by the Corporation as exempt compensation and will not be included as wages on the W-2 form provided to the Employee by the Corporation. The Corporation makes no guarantee concerning the eligibility of the Tuition Assistance for the exemption. The Employee understands that he is solely responsible for any income taxes determined to be due by reason of this Tuition Assistance, The Corporation and the Employee represent herein that the Employee's completion of the Program serves a bona fide business purpose of the Corporation and that the Program will assist the Employee with the improvement of skills needed to perform his job. However, the Program is neither needed to meet a minimum educational requirement of the Corporation's business, nor is part of a program of study that will qualify the employee for a new trade or business.

(3)            Conditions for Assistance. If the Employee does not complete his degree during the Educational Leave, or his employment is terminated for any reason prior to January I, 2012, no reimbursement will be due the Employee. Additionally, if the Employee does not remain an active full-time employee at the Corporation for any reason, whether by a voluntary resignation or termination during a period of two (2) years beginning after January 1, 2012 the Employee will reimburse the Corporation as follows: (i) 100% of the Tuition Assistance, if the Employee is employed for one (1) year or less; (ii) 50% of the Tuition Assistance, if the Employee is employed for more than one (1) year, but less than two (2) years.

(4)            The Employee understands, acknowledges and agrees that any amount owed, or which may become owed, by the Employee to the Corporation under the terms of this Agreement constitutes a debt by the Employee to the Corporation.

7.              Covenants of the Employee.

(A)           The terms "Confidential Information" and "Trade Secrets" as used in this Agreement mean any information which derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information and Trade Secrets include, but are not limited to:

(1)            computer programs, software and firmware, system documentation, and data processing;

(2)            marketing, sales, pricing, cost, and budgeting data;

(3)            marketing, sales, and service proposals;

(4)            business plans and projections;

(5)            management and recruiting practices:

(6)            information regarding the development and performance of processes;

(7)            financial and business data relating to the Corporation or the Parent, including, but not limited to, employee lists, salaries and benefits, personnel skills, training and abilities, and management:

(8)            customer contacts, proposals or agreements;

(9)            customer cost and pricing information;

(10)          financial information; and

(11)          customer lists and customer and prospective customer information

(B)           During the term of the Employee's employment with the Corporation and for all time thereafter, the Employee covenants and agrees that the Employee will not in any manner directly or indirectly, except as required in the Employee's duties to the Corporation, disclose or divulge to any person, entity, firm or company whatsoever, or use for the Employee's own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any Confidential Information or Trade Secrets.

(C)           Without limiting the foregoing, the Employee specifically and expressly covenants and agrees that the Employee will not at any time or in any manner, directly or indirectly:

(1)            use, disclose or divulge Confidential Information or Trade Secrets to solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Corporation;

(2)            disclose or divulge Confidential Information or Trade Secrets to any business which is competitive with the business of the Corporation. For purposes of this covenant a business will be deemed competitive if it is conducted in whole or in part within any geographic, area wherein the Corporation is engaged in marketing its products, and if it involves the manufacture of component parts for the aerospace industry or any other business which is in any manner competitive, as of the date of cessation of the Employee's employment, with any business then being conducted by the Corporation or as to which the Corporation has then formulated definitive plans to enter;

(3)            use, disclose or divulge Confidential Information or Trade Secrets to induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with the Corporation to terminate their relationship with the Corporation, or to represent, distribute or sell products in competition with products of the Corporation; or

(4)            use, disclose or divulge Confidential Information or Trade Secrets to induce or cause any employee to leave the employ of the Corporation.

(D)           All the covenants of the Employee contained in this Section 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.

(E)            It is the intention of the parties to restrict the activities of the Employee under this Section 7 only to the extent necessary for the protection of legitimate business interests of the Corporation, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

8.             Documents. Upon cessation of the Employee's employment with the Corporation, for whatever reason, all company property, including, but not limited to, all documents, records (including without limitation, customer records), books, notebooks, records, personal notes, list of customers, and ail reproductions, duplicates, contracts and correspondence pertaining to the Corporation's customers statements or correspondence, including copies thereof, relating to the business of the Corporation or the Parent then in the Employee's possession, whether prepared by the Employee or others, will be delivered to and left with the Corporation, and the Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

9.             Remedies. In the event of the breach by the Employee of any of the terms or this Agreement, notwithstanding anything to the contrary contained in this Agreement, the Corporation may terminate the employment of the Employee in accordance with the provisions of Section 2 or this Agreement. It is further agreed that any breach or evasion of any of the terms of this Agreement by the Employee will result in immediate and irreparable injury to the Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which the Corporation may be entitled. In addition to any other remedies that it may have in law or equity, the Corporation also may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor's business controlled, directly or indirectly, by the Employee. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by the Corporation or the Parent shall not constitute a waiver of the right to pursue other available remedies, the Employee expressly agrees to pay all reasonable costs and attorneys' fees incurred by the Corporation or the Parent in order to enforce the Employee's obligations under this Agreement, regardless of whether litigation is commenced or prosecuted to a judgment.

10.            Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, subject to subsection 7(E) hereof, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.            Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter hereof and supersedes all prior proposals, negotiations, representations, communications, writings, outlines and agreements between the Corporation and the Employee with respect to the subject matter hereof, whether oral or written, which shall be of no further force and effect. No amendments to this Agreement, except as expressly provided herein to the contrary, may be made except by a writing signed by both parties.

12.            Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parlies further agree that the provisions of this paragraph may not be waived except as herein set forth, failure of a party to exercise or otherwise act with respect to any or its rights hereunder in the event of a breach of any of the terms or conditions hereof by the other party shall not be construed as a waiver of such breach, nor prevent the other party from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

13.            Assignability. This Agreement may be assigned by the Corporation to another entity which purchases substantially all of the assets of the Corporation or the Parent or acquires a majority of the stock of the Corporation or the Parent. The services to be performed by the Employee hereunder are personal in nature and, therefore, the Employee shall not assign the Employee's rights or delegate the Employee's obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

14.            Successors. Subject to the provisions of Section 13, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and the Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

15.            Notices. Any notice or other communication required or permitted hereunder shall he in writing and shall be deemed to have been given if delivered personally, by over-night courier, or by certified or registered mail, return receipt requested, if to the Corporation, to:

D3 Technologies, Inc.
C/O Ronald S. Saks, CEO
LMI AEROSPACE, INC.
P.O. Box 900
St. Charles. MO 63302-0900

and, if to the Employee, to:

Ryan P. Bogan
P.O. Box 3693
Rancho Santa Fe, CA 92067

or to such other address as may be specified by either of the parties in the manner provided under this Section 15.

16.            Construction. This Agreement shall be deemed for all purposes to have been male in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, not withstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction.

17.            Venue. The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District. Court of the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Charles County, Missouri.

18.            Disclosure of Existence of Agreement. To preserve the respective rights under this Agreement, the parties may advise any third party of the existence of this Agreement and its terms, and each party specifically releases and agrees to indemnify and hold the other party harmless from any liability for doing so.

19.            Opportunity to Review. the Employee acknowledges his understanding that this Agreement was prepared by Gallop, Johnson Neuman, L.C. ("GJN") as counsel for the Corporation and further acknowledges his understanding that in such capacity, GJN has acted solely as counsel for the Corporation and does not represent the Employee. Additionally, the Employee hereby acknowledges and represents that he has had the opportunity to review this Agreement and to seek advice of counsel of his choosing to represent the interests of the Employee prior to his execution hereof.

The parties have executed this Agreement as of January 1, 2011.

D3 TECHNOLOGIES INC.
("Corporation")

By:	/s/ Ronald S. Saks
Ronald S. Saks

/s/ Ryan Bogan
Ryan Bogan
(“the Employee”)

Exhibit A

LMI Aerospace, Inc.

Policy for Recoupment of Incentive Compensation

If LMI Aerospace, Inc. (the "Corporation") is required to prepare an accounting restatement for any fiscal quarter or year commencing after May 31. 2010 due to the material non-compliance of the Corporation with any financial reporting requirement under the securities laws, the Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which the Corporation is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials.

This Policy for Recoupment of incentive Compensation ("Policy") is intended to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Clawback Provision"). Accordingly, to the extent of any inconsistency between this Policy and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent that future rales and regulations are promulgated by the Securities and Exchange Commission or any other federal regulatory agency that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a "Modification"), then this Policy shall be deemed modified to the extent required to make this Policy consistent with the Dodd-Frank Clawback Provision, giving effect to such revision as of the date upon which such Modification becomes or would otherwise be deemed to be effective.